Exhibit 99.1

10990 Roe Avenue Overland Park, KS 66211 Phone 913 696 6108 Fax 913 696 6116 News Release

Yellow Corporation Provides Quarter-To-Date Operating Data for Fourth Quarter 2021

The Company also Announces Action to De-Risk Balance Sheet

OVERLAND PARK, Kan., December 9, 2021 — Yellow Corporation (NASDAQ: YELL) reported certain operating metrics for the first two months of fourth quarter 2021.

For Yellow less-than-truckload (LTL), the percent change 2021 from 2020:

	Shipments per Workday	Weight per Shipment	Tonnage per Workday	Revenue per Hundredweight (a)	Revenue per Shipment (a)
October	(8.1)%	(2.2)%	(10.1)%	22.5%	19.8%
November	(6.8)%	(2.9)%	(9.5)%	23.9%	20.2%
QTD	(7.5)%	(2.5)%	(9.8)%	23.2%	20.1%
(a)
Includes fuel surcharge

“The operating metrics for November and December are in-line with our expectations as we continue to execute our yield strategy,” said Darren Hawkins, Chief Executive Officer. “We are working with our customers to ensure the right freight is flowing through the network and that the price reflects the value that Yellow brings to the market. We operate the second largest LTL network in North America with more than 300 strategically placed terminals and we have capacity to take on freight that aligns well with our network and is priced appropriately. Our plan is to grow the business and the transformation to One Yellow enhances the value proposition to our customers and positions us for long-term tonnage growth.”

Single-Employer (Non-Union) Pension Plans

Earlier this week, the Company’s qualified non-union pension plans entered into a contract for a group annuity to transfer obligation to pay the remaining retirement benefits of approximately 3,700 plan participants in the Yellow Corporation Pension Plan, the Roadway LLC Pension Plan and the Yellow Retirement Pension Plan to an insurance company (the “Partial Pension Annuitization”). The plan participants will not have any changes to their benefits as a result of the transfer. The transfer included approximately $250 million in both plan obligations and plan assets. Prior to the transaction, these plans had approximately 8,500 participants.

As a result of the Partial Pension Annuitization, the Company expects to record a non-cash, non-operating settlement loss of between $50 and $60 million in the fourth quarter 2021 reflecting the accelerated recognition of unamortized losses in these plans from the obligation that was settled. On an earnings per share basis the non-cash, non-operating settlement loss is expected to be between $0.98 and $1.18 in the fourth quarter 2021.

“The Partial Pension Annuitization of the near fully funded non-union pension plans is an important step in de-risking our balance sheet, by mitigating the potential volatility associated with the transferred obligations and assets,” said Dan Olivier, Chief Financial Officer. “This step will help keep our focus on improving operationally and financially as we continue executing our One Yellow strategy.”

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Cautionary Note on Forward-Looking Statements

Certain matters contained in this Current Report on Form 8-K concerning expected future events and financial results constitute forward-looking statements and are based upon management's expectations and beliefs concerning such future events impacting the Company. There can be no assurance that these future events will occur as anticipated or that the effect on the Company's results will be as estimated. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to publicly update them. For a description of certain factors that could cause the Company's future results to differ from those expressed in any such forward-looking statements, see the risk factors that are included in our reports filed with the SEC, including those described under “Risk Factors” in our annual report on Form 10-K and quarterly reports on Form 10-Q.

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About Yellow Corporation

Yellow Corporation has one of the largest, most comprehensive logistics and less-than-truckload (LTL) networks in North America with local, regional, national, and international capabilities. Through its teams of experienced service professionals, Yellow Corporation offers industry-leading expertise in flexible supply chain solutions, ensuring customers can ship industrial, commercial, and retail goods with confidence. Yellow Corporation, headquartered in Overland Park, Kan., is the holding company for a portfolio of LTL brands including Holland, New Penn, Reddaway, and YRC Freight, as well as the logistics company Yellow Logistics.

Please visit our website at www.myyellow.com for more information.

Investor Contact: Tony Carreño

913-696-6108

investor@myyellow.com

Media Contacts: Mike Kelley

913-696-6121

mike.kelley@myyellow.com

Heather Nauert

heather.nauert@myyellow.com